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                                                                   EXHIBIT 3.65

                          CERTIFICATE OF INCORPORATION

                                       OF

                            SYNAGRO NORTHEAST, INC.


                                   ARTICLE I

         The name of the corporation is Synagro Northeast, Inc.

                                  ARTICLE II

         The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

                                  ARTICLE III

         The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

                                  ARTICLE IV

         The total number of shares of stock which the corporation shall have authority to issue is 10,000 shares of common stock, par value $.01 per share.

                                   ARTICLE V

         The name and mailing address of the incorporator is as follows:

                                Elysia Franty
                                Locke Liddell & Sapp LLP
                                600 Travis, Suite 3400
                                Houston, Texas 77002


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                                   ARTICLE VI

         The names and mailing addresses of the persons who are to serve as the directors of the corporation until the first annual meeting of stockholders or until their successors are elected and qualified are as follows:

         Mark A. Rome                             Ross M. Patten
         1800 Bering Drive, Suite 1000            1800 Bering Drive, Suite 1000
         Houston, Texas 77057                     Houston, Texas 77057

                                  ARTICLE VII

         Directors need not be elected by written ballot unless required by the bylaws of the corporation.

                                 ARTICLE VIII

         In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to adopt, amend or repeal bylaws of the corporation.

                                  ARTICLE IX

         The corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute. All rights conferred upon stockholders herein are granted subject to this reservation.

                                   ARTICLE X

         No director shall personally be liable to the corporation or the stockholders for monetary damages for any breach of his fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or the stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

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(iii) under Section 174 of the Delaware General Corporation Law, or (iv) for
any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law or other applicable law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law or such other applicable law, as so amended. Any repeal or modification of this Article by the stockholders shall not adversely affect any right or protection of a director existing at the time of such repeal or modification.

         I, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 23rd day of June, 1999.


                                               /s/ Elysia Franty
                                               -----------------
                                               Elysia Franty


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